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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION

                                       OF

                               SAXTON INCORPORATED

        The undersigned, being the original incorporator herein named, for the purpose of forming a corporation under the general corporation laws of the State of Nevada, does make and file these Articles declaring and certifying that the facts herein stated are true.

                                    ARTICLE I
                                      NAME


        The name of the corporation is SAXTON INCORPORATED.

                                   ARTICLE II
                                      TERM


        The term of the corporation shall be perpetual.

                                   ARTICLE III
                       RESIDENT AGENT & REGISTERED OFFICE


        The registered agent for service of process is James C. Saxton, whose address is 5420 W. Sahara Avenue, Suite 201, Las Vegas, Nevada 89102. The corporation may maintain offices for the transaction of any business at such places within or without the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders held, outside the State of Nevada with the same effect as if within the State of Nevada.

                                   ARTICLE IV
                                  CAPITAL STOCK


        The amount of the total authorized capital stock of the corporation is Fifty Five Million (55,000,000) shares, $0.001 par value per share, consisting of Fifty Million (50,000,000) shares of Common Stock and Five Million (5,000,000) shares of Preferred


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Stock. The characteristics distinguishing Preferred Stock from Common Stock shall be described in a resolution or resolutions of the Board of Directors adopted prior to issuance of any Preferred Stock. All stock shall be fully paid and non-assessable, and shall be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common Stock and Preferred Stock in one or more series, at such price and in such number of each series as may be stated in the resolution(s) adopted by the Board. No stockholder of the corporation shall have preemptive rights.

                                    ARTICLE V

                               BOARD OF DIRECTORS

        The Board of Directors shall initially be comprised of two (2) members. The specific number of directors may from time to time be increased or decreased in accordance with the bylaws of the corporation; provided, however, that the number of directors shall in no event be less than two (2) nor more than fifteen
(15). The initial directors, and their respective addresses, are:

James C. Saxton              5420 W. Sahara Avenue
                             Suite 201
                             Las Vegas, Nevada  89102

Michele Pori                 5420 W. Sahara Avenue
                             Suite 201
                             Las Vegas, Nevada  89102

No stockholder of the corporation shall be entitled to cumulative voting of his or her shares for the election of directors or otherwise.

                                   ARTICLE VI

                       DIRECTORS' AND OFFICERS' LIABILITY

        A director or officer of the Corporation shall not be


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personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or willful violation of law, or (b) the payment of distributions in violation of NRS 78.300. If the private corporations law of Nevada is hereafter amended or interpreted to eliminate or limit further the liability of a director or officer, the liability of all directors and officers shall be eliminated or limited to the full extent then so permitted.

                                   ARTICLE VII
                                    INDEMNITY

        Subject to Article VI above, each officer and director who may be made a party to, or threatened to be made a party to, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer, shall be indemnified and held harmless by the corporation as provided in the bylaws of the corporation. In addition, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the corporation, must be paid, by the corporation or through insurance purchased and maintained by the corporation or through other financial arrangements made by the corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf


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of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

                                  ARTICLE VIII
                                    AMENDMENT

        This corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner provided by statute, and all rights conferred upon the stockholders are granted subject to the foregoing reservation. Any repeal or modification of Articles VI and VII hereof by the stockholders of the corporation shall be prospective only.

                                   ARTICLE IX
                                POWERS OF DIRECTORS

        The Board of Directors shall have all powers conferred by statute, subject only to any limitations thereon contained in the bylaws of the corporation.

                                    ARTICLE X
            ELECTION NOT TO BE SUBJECT TO CERTAIN STATUTORY PROVISIONS

        Pursuant to Section 78.378(1) of Nevada Revised Statutes, the corporation hereby elects not to be governed by the provisions of NRS 78.378 through 78.3793, inclusive. Pursuant to Section 78.434(1) of Nevada Revised Statutes, the corporation further elects not to be governed by the provisions of NRS 78.411 through 78.444, inclusive.

        IN WITNESS WHEREOF the undersigned has hereunto set his hand this 12th day of December, 1995.


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                                         /s/James C. Saxton
                                        ----------------------------------------
                                            James C. Saxton, Incorporator
                                            5420 W. Sahara Avenue
                                            Suite 201
                                            Las Vegas, Nevada  89102

STATE OF NEVADA    )
                   :  ss.

COUNTY OF CLARK    )

        This instrument was acknowledged before me on this 12th day of December, 1995, by James C. Saxton.
                                        /s/Molly J. Adams
                                     ------------------------------
                                              NOTARY PUBLIC

                           CERTIFICATE OF ACCEPTANCE OF APPOINTMENT
                                       BY RESIDENT AGENT

        JAMES C. SAXTON, with address at 5420 W. Sahara Avenue, Suite 201, Las Vegas, Nevada 89102, hereby accepts appointment as Resident Agent of SAXTON INCORPORATED, a Nevada corporation.

    DATED this 12th day of December, 1995.

                                       /s/James C. Saxton
                                     ------------------------------
                                          James C. Saxton





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